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                                                                   Exhibit 10.19

MEMO TO:  Charles H. Mayer
SUBJECT:  New Terms for Employment
DATE:     January 1, 2001

Charlie,

Per our recent discussions, we have mutually agreed to alter several key points of the existing employment contract between you and Tejas Securities Group, Inc. Following is a summary of the key terms of the revised agreement:

     o Your salary for the year 2001 will be $225,000 annually. This will be paid pro rata monthly on the first day of each month. The salary that you forfeited in the year 2000 as a part of corporate reductions will not be recouped.

     o You have agreed to forfeit the guaranteed bonuses of $200,000 for each of the years 2000 and 2001. In lieu of this forfeiture, Tejas will pay you a bonus for 2001 equal to 10% of the pretax income of Tejas for the year ending December 31, 2001. For subsequent years that you are employed for the full calendar year, your annual bonus will continue to be 10% of the pretax income for the entire calendar year. Should you terminate employment at some time not at the end of the fiscal year, your subsequent bonus will be prorated based upon the number of months worked as an employee. No bonus will be paid for the year 2000.

     o For three years following your last day of full time employment with Tejas you will be retained as a consultant for Tejas. Your fee will be $1,200 per day for each day of service and you will be entitled to an annual bonus of 1% of the pretax income of Tejas.

     o Tejas will pay for one round trip airfare for you each month to Newark. This will continue as long as you are a full time employee at Tejas.

     o In each of the years 2001, 2002, 2003 and 2004, you will be forgiven $50,000 of the note payable that your currently have with Westech Capital Corp. This will fully retire your outstanding $200,000 note payable by the end of 2004.

Please let me know if the stated terms are what we agreed upon during our discussions. If so, please sign this memo and return to Kurt Rechner for inclusion as an addendum to your employment agreement.

Charlie, thanks for your input into this process and please contact me if you have any questions.

/s/ JOHN J. GORMAN                              /s/ CHARLES H. MAYER
--------------------------------                --------------------------------
John J. Gorman                                  Charles H. Mayer
Chief Executive Officer                         Chief Operating Officer